Exhibit 99.1

Vantiv Reports Strong First Quarter 2012 Results

Cincinnati, Ohio, April 26, 2012 — Vantiv, Inc. (NYSE: VNTV) (Vantiv or “the Company”) today announced financial results for the first quarter ended March 31, 2012.  Revenue increased 17% to $432.8 million as compared to $371.4 million in the prior year.  Net revenue increased 23% to $232.6 million as compared to $189.2 million in the prior year.  Cash net income increased 30% to $42.4 million as compared to $32.5 million in the prior year. Adjusted cash net income per share was $0.20.  (See Schedule 2 for cash net income and Schedule 6 for GAAP net income reconciliation to cash net income.)

On a GAAP basis, net loss attributable to Vantiv, Inc. was $18.4 million, or a $0.38 per diluted share, compared with net income of $3.5 million, or $0.04 per diluted share, in the prior year.  GAAP net loss included $91.8 million, or $0.55 loss on a diluted per share basis, primarily related to charges incurred in connection with refinancing of indebtedness following the Company’s initial public offering.

Transactions increased 12% and net revenue increased 23% primarily driven by a 16% increase in transactions in the Merchant Services segment and a 17% increase in rate per transaction in the Merchant Services segment.  Adjusted EBITDA increased 18% to $102.9 million, as compared to $87.5 million in the prior year. (See Schedule 7 for reconciliation from GAAP income from operations to adjusted EBITDA.)

“I am very proud of the results that the 2,500 employees in our talented Vantiv team produced in this new era as a publicly traded company.  Our successful IPO and first quarter results are a testament to our strong record of performance and our ability to create and capitalize on opportunities in this fast paced industry,” president and chief executive officer Charles Drucker said. “We are focused on growing our comprehensive and integrated suite of services and diversifying our distribution channels to expand our market share.  I also want to welcome our new shareholders.  You can expect our team to continue to build on its accomplishments with a laser focus on creating long-term value.”

Merchant Services

Net revenue increased 36% to $157.5 million as compared to $115.8 million in the prior year, primarily due to a 16% increase in transactions, as well as a 17% increase in net revenue per transaction.  We continue to experience an increase in net revenue per transaction as we expand our channels and increase our focus on the small and mid-sized merchants.  Sales and marketing expenses increased 36% to $66.7 million as compared to $48.9 million in the prior year in connection with the increase in revenue and continued expansion of distribution channels.

Financial Institution Services

Net revenue increased 2% to $75.1 million as compared to $73.5 million in the prior year, as organic revenue growth more than offset the attrition of a large client in the third quarter of 2011.  Sales and marketing expenses decreased by 10%.

2012 Financial Outlook

Net revenue for 2012 is expected to be between $995 million and $1,010 million, representing an increase of 15% to 17% as compared to 2011.  Cash net income is expected to be between $234 million and $242 million.  Adjusted cash net income per share is expected to be between $1.09 and $1.13.  GAAP net income per share is expected to be between $0.42 and $0.46 on a diluted per share basis.

1

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss first quarter 2012 financial results today at 8:00 AM ET. Hosting the call will be Charles Drucker, president and chief executive officer and Mark Heimbouch, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 941-1428, or for international callers (480) 629-9665.  A replay will be available approximately two hours after the call concludes and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517, and entering the conference ID 4532093.  The replay will be available through Thursday, May 3, 2012.  The call will be webcast live from the Company’s investor relations website at http://investors.vantiv.com.

About Vantiv, Inc.

Vantiv, Inc. (NYSE: VNTV) is a leading, integrated payment processor differentiated by a single, proprietary technology platform.  Vantiv offers a comprehensive suite of traditional and innovative payment processing and technology solutions to merchants and financial institutions of all sizes in the U.S., enabling them to address their payment processing needs through a single provider.  We build strong relationships with our customers, helping them become more efficient, more secure and more successful.  Vantiv is the third largest merchant acquirer and the largest PIN debit acquirer based on number of transactions in the U.S.  The company’s growth strategy includes expanding further into high growth payment segments, such as ecommerce, mobile, prepaid and information solutions, and attractive industry verticals, such as business-to-business, government, healthcare and education. For more information, visit www.vantiv.com.

Non-GAAP Financial Measures

This earnings release presents non-GAAP financial information including net revenue, EBITDA, adjusted EBITDA, cash net income, and adjusted cash net income per share information. These are important financial measures for the Company, but are not financial measures as defined by GAAP.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.  Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached schedules.

Net revenue is revenue, less network fees less other costs. Cash net income includes adjustments to exclude, amortization of intangible assets acquired in business combinations, primarily customer related intangible assets, share-based compensation, transition costs associated with our separation from Fifth Third Bank, integration costs incurred in connection with acquisitions and conversion of non-controlling interests into shares of Class A common stock. For purposes of providing better comparability we also made adjustments to interest expense and depreciation in 2011. (See Schedule 6 for a reconciliation from GAAP net income to cash net income.)

2

Forward-Looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this release are forward-looking statements including any statements of a general economic or industry specific nature. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this presentation, you should understand that these statements are not guarantees of future performance or results. They depend upon future events and are subject to risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual future performance or results and cause them to differ materially from those anticipated in the forward-looking statements. Certain of these factors and other risk factors are discussed in the Company’s registration statement filed with the U.S. Securities and Exchange Commission and include, but are not limited to: (i) the ability to keep pace with rapid developments and change in our industry and provide new services to our clients; (ii) competition within our industry; (iii) disclosure of unauthorized data and security breaches that expose us to liability, litigation and reputational damage; (iv) failures of our systems or systems of our third party providers; (v) our inability to expand our market share in existing markets or expand into new markets; (vi) our ability to identify acquisition, joint venture and partnership candidates and finance or integrate businesses, services or technologies that we acquire; (vii) failure to comply with applicable requirements of Visa, MasterCard or other payment networks; (viii) changes in payment network rules or standards; (ix) our ability to pass fee increases along to merchants; (x) termination of sponsorship or clearing services provided to us; (xi) increased attrition of our merchants, independent sales organizations, or ISOs, or referral partners; (xii) inability to successfully renew or renegotiate agreements with our clients or ISOs; (xiii) reductions in overall consumer, business and government spending; (xiv) fraud by merchants or others; (xv) a decline in the use of credit, debit or prepaid cards; (xvi) consolidation in the banking and retail industries; and (xvii) the effects of governmental regulation, changes in laws and outcomes of future litigation or investigations.  Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contacts
Don Duffy/Dara Dierks
866-254-4811 or 513-900-4811
IR@vantiv.com

3

Schedule 1

Vantiv, Inc.

Consolidated Statements of Income (Loss)

(in thousands, except share data)

(Unaudited)

	Three months ended
	March 31,	March 31,
	2012	2011	% Change

Revenue	$432,789	$371,446	17%
Network fees and other costs	200,208	182,216	10%
Net revenue	232,581	189,230	23%
Sales and marketing	72,757	56,219	29%
Other operating costs	39,009	37,740	3%
General and administrative	28,597	21,383	34%
Depreciation and amortization	38,895	36,700	6%
Income from operations	53,323	37,188	43%
Interest expense—net	(24,450)	(30,621)	-20%
Non-operating expenses(1)	(91,836)	—	NM
Income (loss) before applicable income taxes	(62,963)	6,567	NM
Income tax expense (benefit)	(20,035)	1,868	NM
Net income (loss)	(42,928)	4,699	NM
Less: Net (income) loss attributable to noncontrolling interests	24,564	(1,200)	NM
Net income (loss) attributable to Vantiv, Inc.	$(18,364)	$3,499	NM

Net income (loss) per share of Class A common stock attributable to Vantiv, Inc.:
Basic	$(0.20)	$0.04
Diluted	$(0.38)	$0.04
Shares used in computing net income (loss) per share of Class A common stock:
Basic	93,018,506	89,515,617
Diluted	102,377,931	89,515,617

Non Financial Data:
Transactions (in millions)	3,367	3,002	12%

(1) Non-operating expenses primarily consist of charges incurred with the refinancing of our debt and the termination of our interest rate swaps in March 2012.

Schedule 2

Vantiv, Inc.

Cash Net Income (Non-GAAP)

(in thousands, except share data)

(Unaudited)

See schedule 6 for a reconciliation of GAAP net income (loss) to cash net income.

	Three months ended
	March 31,	March 31,
	2012	2011	% Change

Revenue	$432,789	$371,446	17%
Network fees and other costs	200,208	182,216	10%
Net revenue	232,581	189,230	23%
Sales and marketing	72,757	56,219	29%
Other operating costs	38,557	31,500	22%
General and administrative	18,327	13,990	31%
Adjusted EBITDA(1)	102,940	87,521	18%
Depreciation and amortization	9,606	8,093	19%
Income from operations	93,334	79,428	18%
Interest expense—net	(24,450)	(26,625)	-8%
Income before applicable income taxes	68,884	52,803	30%
Income tax expense (at an effective tax rate of 38.5%)	26,520	20,330	30%
Cash net income(2)	$42,364	$32,473	30%

Adjusted cash net income per share	$0.20

Adjusted shares outstanding(3)	212,304,534

Non Financial Data:
Transactions (in millions)	3,367	3,002	12%

Non-GAAP Financial Measures

This schedule presents net revenue, adjusted EBITDA, cash net income, and adjusted cash net income per share information.  These are important financial measures for the company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

Cash net income is derived from GAAP net income, adjusting for the following items: (a) amortization of intangible assets acquired in business combinations, primarily customer related intangible assets; (b) non-operating expenses primarily associated with the refinancing of our debt and the termination of our interest rate swaps in March 2012; (c) adjustments to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock.  For purposes of providing better comparability, we also make adjustments for Q1 2011 to reflect depreciation and amortization assuming that our property and equipment at December 31, 2011 was in place on January 1, 2011 and for interest expense assuming the Company’s level of debt and applicable terms as of December 31, 2011 was outstanding on January 1, 2011.

(1) See schedule 7 for a reconciliation of GAAP income from operations to adjusted EBITDA.

(2) Cash net income assumes the conversion of non-controlling interests into shares of Class A common stock.

(3) Shares are pro forma assuming the equity structure in place March 31, 2012, was in place January 1, 2012.  Shares used in computing GAAP diluted net income (loss) per share were 102,377,931 .

Adjusted shares for the three months ended March 31, 2012
Shares used in computing adjusted cash net income per share:
Class A common stock(a)	120,641,114
Class B units of Vantiv Holding(b)	85,913,505
Restricted stock(a)(c)	1,961,837
Warrant(d)	3,788,078
Adjusted shares outstanding	212,304,534

(a) Shares are weighted as if the equity structure in place March 31, 2012, was in place January 1, 2012.

(b) Class B units in Vantiv Holding are based on the if-converted method and represent fully diluted ownership in Vantiv, Inc. weighted as if the equity structure in place March 31, 2012, was in place January 1, 2012.

(c) Restricted Class A common stock issued under the treasury method based on the closing share price of VNTV as of March 30, 2012.  These are excluded for GAAP purposes as they are anti-dilutive.

(d) Class A common stock issued upon exercise of the Warrant under the treasury method based on the closing share price of VNTV as of March 30, 2012.  These are excluded for GAAP purposes as they are anti-dilutive.

Schedule 3

Vantiv, Inc.

Segment Information

(in thousands)

(Unaudited)

	Three months ended March 31, 2012
		Financial Institution	General
	Merchant Services	Services	Corporate/Other	Total
Total revenue	$322,978	$109,811	$—	$432,789
Network fees and other costs	165,526	34,682	—	200,208
Net revenue	157,452	75,129	—	232,581
Sales and marketing	66,699	6,058	—	72,757
Segment profit	$90,753	$69,071	$—	$159,824

Non-financial data:
Transactions (in millions)	2,544	823		3,367
Net revenue per transaction	$0.0619	$0.0913		$0.0691

	Three months ended March 31, 2011
		Financial Institution	General
	Merchant Services	Services	Corporate/Other	Total
Total revenue	$262,686	$108,760	$—	$371,446
Network fees and other costs	146,911	35,305	—	182,216
Net revenue	115,775	73,455	—	189,230
Sales and marketing	48,887	6,710	622	56,219
Segment profit	$66,888	$66,745	$(622)	$133,011

Non-financial data:
Transactions (in millions)	2,184	818		3,002
Net revenue per transaction	$0.0530	$0.0898		$0.0630

Schedule 4

Vantiv, Inc.

Condensed Consolidated Statements of Financial Position

(in thousands, except share data)

	March 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$156,362	$370,549
Accounts receivable — net	352,033	368,658
Related party receivable	5,002	4,361
Settlement assets	71,811	46,840
Prepaid expenses	11,270	8,642
Other	46,734	20,947
Total current assets	643,212	819,997

Customer incentives	17,681	17,493
Property and equipment — net	160,272	152,310
Intangible assets — net	889,389	916,198
Goodwill	1,532,374	1,532,374
Deferred taxes	12,292	4,292
Other assets	28,540	47,046
Total assets	$3,283,760	$3,489,710

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$172,107	$193,706
Related party payable	950	3,814
Settlement obligations	163,851	208,669
Current portion of note payable	52,500	16,211
Deferred income	9,402	7,313
Current maturities of capital lease obligations	4,256	4,607
Other	5,759	6,400
Total current liabilities	408,825	440,720
Long-term liabilities:
Note payable	1,202,217	1,738,498
Tax receivable agreement obligations	333,000	—
Capital lease obligations	11,152	12,322
Deferred taxes	9,263	9,263
Other	2,006	33,187
Total long-term liabilities	1,557,638	1,793,270
Total liabilities	1,966,463	2,233,990

Commitments and contingencies
Equity:
Total equity(1)	1,317,297	1,255,720
Total liabilities and equity	$3,283,760	$3,489,710

(1) Includes equity attributable to non-controlling interests.

Schedule 5

Vantiv, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three months ended
	March 31,	March 31,
	2012	2011
Operating Activities:
Net (loss) income	$(42,928)	$4,699
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	38,895	36,700
Amortization of customer incentives	1,234	684
Amortization and write-off of debt issuance costs	56,352	2,575
Share-based compensation expense	8,663	652
Change in operating assets and liabilities:
Decrease in accounts receivable and related party receivable	15,984	25,611
Decrease in net settlement assets and obligations	(69,789)	(42,852)
Increase in customer incentives	(1,422)	(3,045)
Increase in prepaid and other assets	(26,764)	(7,231)
Decrease in accounts payable and accrued expenses	(35,099)	(13,505)
Decrease in payable to related party	(2,864)	(2,798)
Increase in other liabilities	1,719	495
Net cash (used in) provided by operating activities	(56,019)	1,985

Investing Activities:
Purchases of property and equipment	(10,269)	(7,915)
Residual buyouts	(2,829)	(512)
Purchase of investments	—	(3,300)
Net cash used in investing activities	(13,098)	(11,727)

Financing Activities:
Proceeds from initial public offering, net of offering costs	460,913	—
Proceeds from follow-on offering, net of offering costs	33,512	—
Proceeds from issuance of long-term debt	1,248,750	—
Repayment of debt and capital lease obligations	(1,761,784)	(3,972)
Payment of debt issuance costs	(28,949)	—
Purchase of Class B units in Vantiv Holding from Fifth Third	(33,512)	—
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(11,929)	—
Tax benefit from employee share-based compensation	10,244	—
Distribution to funds managed by Advent International Corporation	(40,086)	—
Distribution to non-controlling interests	(22,229)	(28)
Net cash used in financing activities	(145,070)	(4,000)

Net decrease in cash and cash equivalents	(214,187)	(13,742)
Cash and cash equivalents — Beginning of period	370,549	236,512
Cash and cash equivalents —End of period	$156,362	$222,770

Cash Payments:
Interest	$32,559	$26,927
Taxes	773	667
Noncash Items:
Assets acquired under capital lease obligations	$—	$12,234

Schedule 6

Vantiv, Inc.

Reconciliation of GAAP Net Income (Loss) to Cash Net Income

(in thousands)

(Unaudited)

	Three months ended March 31, 2012
		Transition, Acquisition	Share-Based	Comparability	Other
	GAAP	and Integration(1)	Compensation	Adjustments	Adjustments		Cash Net Income

Revenue	$432,789	$—	$—	$—	$—		$432,789
Network fees and other costs	200,208	—	—	—	—		200,208
Net revenue	232,581	—	—	—	—		232,581
Sales and marketing	72,757	—	—	—	—		72,757
Other operating costs	39,009	(452)	—	—	—		38,557
General and administrative	28,597	(1,607)	(8,663)	—	—		18,327
Depreciation and amortization	38,895	—	—	—	(29,289	)(2)	9,606
Income from operations	53,323	2,059	8,663	—	29,289		93,334
Interest expense—net	(24,450)	—	—	—	—		(24,450)
Non-operating expenses	(91,836)	—	—	—	91,836	(3)	—
Income (loss) before applicable income taxes	(62,963)	2,059	8,663	—	121,125		68,884
Income tax expense (benefit)	(20,035)	793	3,335	—	42,427	(4)	26,520
Net income (loss)(5)	$(42,928)	$1,266	$5,328	$—	$78,698		$42,364

	Three months ended March 31, 2011
		Transition, Acquisition	Share-Based	Comparability		Other
	GAAP	and Integration(1)	Compensation	Adjustments		Adjustments		Cash Net Income

Revenue	$371,446	$—	$—	$—		$—		$371,446
Network fees and other costs	182,216	—	—	—		—		182,216
Net revenue	189,230	—	—	—		—		189,230
Sales and marketing	56,219	—	—	—		—		56,219
Other operating costs	37,740	(6,240)	—	—		—		31,500
General and administrative	21,383	(6,741)	(652)	—		—		13,990
Depreciation and amortization	36,700	—	—	2,597	(6)	(31,204	)(2)	8,093
Income (loss) from operations	37,188	12,981	652	(2,597)		31,204		79,428
Interest expense—net	(30,621)	—	—	3,996	(7)	—		(26,625)
Non-operating expenses	—	—	—	—		—		—
Income before applicable income taxes	6,567	12,981	652	1,399		31,204		52,803
Income tax expense	1,868	4,998	251	539		12,674	(4)	20,330
Net income(5)	$4,699	$7,983	$401	$860		$18,530		$32,473

Non-GAAP Financial Measures

This schedule presents net revenue and cash net income.  These are important financial measures for the company, but are not financial measures as defined by GAAP.  Such financial measures should not be considered as alternatives to GAAP net income, and such measures may not be comparable to those reported by other companies.

(1) Represents costs associated with our separation from Fifth Third Bank and acquisition and integration costs in connection with our acquisitions in 2010.

(2) Represents amortization of intangible assets acquired in business combinations, primarily customer related intangible assets.

(3) Represents non-operating expenses primarily associated with the refinancing of our debt and the termination of our interest rate swaps in March 2012.

(4) Represents adjustments to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock.

(5) Net income (loss) assumes the conversion of non-controlling interests into shares of Class A common stock.

(6) Depreciation and amortization represents expense associated with our property and equipment, assuming that our property and equipment at December 31, 2011 was in place on January 1, 2011.

(7) Represents adjustment to reflect what our 2011 interest expense would have been if the Company’s level of debt and applicable terms as of December 31, 2011 was outstanding on January 1, 2011.

Schedule 7

Vantiv, Inc.

Reconciliation of GAAP Income from Operations to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three months ended
	March 31,	March 31,
	2012	2011	% Change

Income from operations	$53,323	$37,188	43%
Depreciation and amortization	38,895	36,700	6%
EBITDA	92,218	73,888	25%
Transition, acquisition and integration costs(1)	2,059	12,981	-84%
Share-based compensation	8,663	652	NM
Adjusted EBITDA	$102,940	$87,521	18%

Non-GAAP Financial Measures

This schedule presents EBITDA and adjusted EBITDA.  These are important financial measures for the company, but are not financial measures as defined by GAAP.

These financial measures should not be considered as an alternative to GAAP income from operations, and may not be comparable to those reported by other companies.

(1) Represents costs associated with our separation from Fifth Third Bank and acquisition and integration costs in connection with our acquisitions in 2010.